FORM 3


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   NAME and ADDRESS of Reporting Person

Maloney                            Clifton               H.W.
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   (Last)                            (First)              (Middle)

    c/o Interpool, Inc.
    211 College Road East
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                                    (Street)

Princeton                          NJ                   08540
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

February 28, 2000
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3.   IRS or Social Security Number of Reporting Person(Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

                              Interpool, Inc. (IPX)
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5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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

No Securities Beneficially owned.
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


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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

                                                    3. Title and Amount of Securities                   5. Owner-
                                                       Underlying Derivative Security                      ship
                         2. Date Exercisable           (Instr. 3 and 4)                   4. Conver-       Form of
                            and Expiration Date     ---------------------------------        sion or       Derivative
                            (Month/Day/Year)                               Amount            Exercise      Security:   6. Nature of
                         ----------------------                            or                Price of      Direct         Indirect
                         Date       Expira-                                Number            Derivative    (D) or         Beneficial
1. Title of Derivative   Exer-      tion                                   of                Security      Indirect       Ownership
   Security (Instr. 3)   cisable    Date            Title                  Shares           (Instr. 5)     (I)            (Instr. 5)
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


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
Explanation of Responses:




         /s/ Clifton H.W. Maloney                                3/7/00
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      **Signature of Reporting Person                             Date

** Intentional Misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.